                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               Olin Corporation
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                               Olin Corporation
- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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Notes:

                                     OLIN

             120 LONG RIDGE ROAD, STAMFORD, CONNECTICUT 06904-1355

                                                                  March 14, 1995

Dear Olin Shareholder:

  You are cordially invited to attend our 1995 Annual Meeting of Shareholders at 10:30 a.m. on Thursday, April 27th. The meeting will be held at Olin's offices at 120 Long Ridge Road, Stamford, Connecticut.

  You will find information about the meeting in the enclosed Notice and Proxy Statement.

  Mr. Robert Holland, Jr. recently was elected President and Chief Executive Officer of Ben & Jerry's Homemade, Inc. Because of his new responsibilities, he has decided not to stand for reelection. He has served on Olin's Board for nine years. We will miss his wise counsel and sound judgement and wish him good fortune in his new endeavor.

  We are pleased to announce that Ms. Suzanne D. Jaffe, who was elected to the Board in December 1994, is a nominee for the first time. Ms. Jaffe is a Managing Director of Hamilton & Company, an investment management consulting firm. In addition, Mr. William J. Alley, who was elected to the Board in February 1995, is also a nominee for the first time. Mr. Alley is the retired Chairman and Chief Executive Officer of American Brands, Inc.

  There are several important proposals being presented to the shareholders for approval this year. Therefore I encourage you, whether or not you plan to attend, to please sign and date the enclosed proxy card, and return the upper half of it in the enclosed envelope as soon as possible. If you do plan to attend, please so indicate by checking the appropriate box on the proxy card. Keep the lower half to be used as your admission card to the Meeting.

  At last year's Annual Meeting more than 86% of our shares were represented in person or by proxy. We hope for the same high level of representation at this year's meeting.

                                                     Sincerely,

                                             /s/ John W. Johnstone, Jr.
                                               JOHN W. JOHNSTONE, JR.
                                           Chairman of the Board and Chief
                                                  Executive Officer


                             YOUR VOTE IS IMPORTANT

YOU ARE URGED TO SIGN, DATE AND PROMPTLY RETURN YOUR PROXY CARD IN THE ENCLOSED
                                   ENVELOPE.

                                OLIN CORPORATION

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                                           Stamford, Connecticut
                                                           March 14, 1995

  The Annual Meeting of Shareholders of OLIN CORPORATION will be held at the office of the Corporation at 120 Long Ridge Road, Stamford, Connecticut, on Thursday, April 27, 1995, at 10:30 a.m., local time, to consider and act upon the following:

  (1) The election of six Directors.

  (2) Approval of amendments to the Olin Senior Management Incentive Compensation Plan.

  (3) Ratification of the appointment of independent auditors for 1995.

  (4) A shareholder proposal if brought before the meeting.

  (5) Such other business as may properly come before the meeting or any adjournment.

  The Board of Directors has fixed March 2, 1995 as the record date for determining shareholders entitled to notice of and to vote at the meeting.

                                      By order of the Board of Directors:
                                        /s/  Johnnie M. Jackson, Jr.
                                           JOHNNIE M. JACKSON, JR.
                                                  Secretary

                                OLIN CORPORATION

                                PROXY STATEMENT

                               ----------------

                         ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD APRIL 27, 1995

  This Proxy Statement is furnished to the shareholders of Olin Corporation ("Olin") in connection with the solicitation by the Board of Directors ("Board") of Olin of proxies to be voted at the Annual Meeting of Shareholders to be held on April 27, 1995, and at any adjournment. Shares represented by duly executed proxies in the accompanying form received by Olin prior to the meeting will be voted at the meeting. Where a shareholder directs in the proxy a choice regarding any matter that is to be voted on, that direction will be followed. If no direction is made, proxies will be voted for the election of directors as set forth below, in favor of the proposals referred to under (2) and (3) in the Notice of Annual Meeting of Shareholders and against the proposal referred to under (4) in the Notice of Annual Meeting of Shareholders. Any person who has returned a proxy has the power to revoke it at any time before it is exercised by submitting a subsequently dated proxy, by giving notice in writing to the Secretary or by voting in person at the meeting.

  The election of each nominee as a director requires the affirmative vote of a plurality of the votes cast in the election. Votes withheld and shares held in street name ("Broker Shares") that are not voted in the election of directors will not be included in determining the number of votes cast.

  The approval of the amendments to the Olin Senior Management Incentive Compensation Plan requires the affirmative vote of a majority of the votes cast. Abstentions and Broker Shares that are not voted on this matter at the meeting will be included in determining the number of votes cast.

  The ratification of the appointment of independent auditors for 1995 and the approval of the shareholder proposal require that the votes cast in favor of each matter exceed the votes cast opposing such matter. Abstentions and Broker Shares that are not voted on these matters will not be included in determining the number of votes cast.

  Olin does not know of any matters other than those referred to in the accompanying Notice which are to come before the meeting. If any other matters are properly presented for action, the persons named in the accompanying form of proxy will vote the proxy in accordance with their best judgment. The mailing address of Olin's principal executive office is P. O. Box 1355, Stamford, CT 06904-1355. This Proxy Statement and the related proxy card are being mailed to shareholders beginning on or about March 14, 1995.

                    SHARES OUTSTANDING AND ENTITLED TO VOTE

  The close of business on March 2, 1995 has been fixed as the record date for the meeting and any adjournment. As of that date, there were approximately 21,517,800 shares of Olin common stock, $1 par value, ("Common Stock") outstanding, each of which is entitled to one vote. In addition, at March 2, 1995, there were approximately 1,093,300 ESOP Preferred Shares outstanding, all of which are held by Wachovia Bank of North Carolina, N.A. ("Wachovia") as the Trustee of the Olin Corporation Contributing Employee Ownership Plan ("CEOP"). The ESOP Preferred Shares are entitled to vote on all matters submitted to a vote of Olin shareholders, and presently carry the same voting rights as the Common Stock, namely one vote per share. Each individual participating in the CEOP is entitled to instruct the Trustee how to vote all shares credited to the individual through the individual's contributions and through matching contributions by Olin. Shares of each class of stock held in the CEOP for which voting instructions are not received from Plan participants or which are not credited to participants' accounts are voted by the Trustee in the same proportion as shares of that class for which the Trustee has received instructions.

  Chemical Bank is Olin's registrar and transfer agent. For holders of Common Stock who participate in the Automatic Dividend Reinvestment Plan offered by Chemical Bank, Chemical Bank will vote any shares of Common Stock that it holds for the participant's account in accordance with the proxy returned by the participant covering his or her shares of record. If a participant does not send in a proxy for shares of record, Chemical Bank will not vote Dividend Reinvestment shares of such participant.

                           CERTAIN BENEFICIAL OWNERS

  Except as indicated below, Olin knows of no person who was the beneficial owner of more than five percent of Olin Common Stock or ESOP Preferred Shares as of December 31, 1994.

                                                         AMOUNT AND
                                                         NATURE OF
   NAME AND ADDRESS OF                                   BENEFICIAL    PERCENT
    BENEFICIAL OWNER                  TITLE OF CLASS     OWNERSHIP     OF CLASS
    ----------------                  --------------     ----------    --------
   The First Wachovia Corporation  Common Stock          4,392,315(a)    20.5%
   301 North Main Street           ESOP Preferred Shares 1,104,714(a)     100%
   Winston-Salem, NC 27150

   FMR Corp.                       Common Stock          1,601,700(b)     7.4%
   82 Devonshire Street
   Boston, MA 02109

   Putnam Investments, Inc.        Common Stock          1,093,600(c)     5.1%
   1 Post Office Square
   Boston, MA 02109

- --------
(a) Olin has been advised in a Schedule 13G filing that as of December 31, 1994, The First Wachovia Corporation and its subsidiaries, acting in fiduciary capacities, had sole voting power with respect to 62,862 shares, shared voting power with respect to 3,640,983 shares, sole dispositive power with respect to 737,372 shares and shared dispositive power with respect to 8,552 shares of Olin Common Stock. Wachovia, a subsidiary of The First Wachovia Corporation, is the Trustee of the CEOP. As of December 31, 1994, 3,648,671 shares of Olin Common Stock and 1,104,714 ESOP Preferred Shares were held by Wachovia in the CEOP and are voted in accordance with instructions from CEOP participants as described above. Common stock figures include shares held in the CEOP and do not include shares obtainable upon conversion of ESOP Preferred Shares.
(b) Olin has been advised in an amended Schedule 13G filing as follows with respect to these shares: Fidelity Management & Research Development Company ("Fidelity") and Fidelity Management Trust Company ("FMTC") beneficially own 1,347,100 and 189,300 shares, respectively. Both are subsidiaries of FMR Corp. ("FMR"). Edward C. Johnson 3rd ("Johnson"), who is the Chairman of FMR, FMR through its control of Fidelity, and its Funds each has sole dispositive power with respect to the 1,347,100 shares owned by the Funds. Neither Johnson nor FMR has sole voting power with respect to the shares owned by the Funds, which power rests with the Funds' Board of Trustees. Johnson and FMR, through its control of FMTC, has sole dispositive power over 189,300 shares and sole voting power over 143,900 shares and no voting power with respect to 45,400 of the shares. Additionally, Fidelity International Limited ("FIL") beneficially owns 65,300 shares, as to which it has sole voting power and sole dispositive power.
(c) Putnam Investments, Inc. ("PI"), a wholly owned subsidiary of Marsh & McLennan Companies, Inc. ("MMC"), has advised Olin in a Schedule 13G filing that it and its wholly owned subsidiaries, Putnam Investment Management, Inc. and The Putnam Advisory Company, Inc., both registered investment advisors, have shared voting power with respect to 11,500 shares and shared dispositive power with respect to 1,093,600 shares. PI and MMC, pursuant to Rule 13d-4, state that the Schedule 13G filing is not an admission that they are the beneficial owner for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934 of any of the securities listed and further state that neither of them has power to vote or dispose of or direct the voting or disposition of any of these securities.

                         ITEM 1--ELECTION OF DIRECTORS

  The Board of Directors is divided into three classes with the term of office of each class being three years, ending in different years. Four persons, as set forth below under "Nominees for Three-Year Terms Expiring in 1998", have been nominated by the Board for election as Class I Directors to serve until the 1998 Annual Meeting of Shareholders and until their successors have been elected. In addition, William J. Alley has been nominated by the Board for election as a Class II Director to serve until the 1996 Annual Meeting of Shareholders and until his successor has been elected. Suzanne D. Jaffe has also been nominated by the Board for election as a Class III Director to serve until the 1997 Annual Meeting of Shareholders and until her successor has been elected. The terms of the other directors will continue after the meeting as indicated below.

  Robert Holland, Jr. is not standing for re-election on April 27, 1995. The number of Directors constituting the whole Board will be reduced to twelve effective immediately preceding the Annual Meeting of Shareholders.

  Each of the nominees is a director at the present time. It is not expected that any of the nominees will be unable to serve as a director but if any are unable to accept election, it is intended that shares represented by proxies in the accompanying form will be voted for the election of substitute nominees selected by the Board, unless the number of directors is reduced.

                                            CLASS I
                        NOMINEES FOR THREE-YEAR TERMS EXPIRING IN 1998

Photograph of   JOHN W. JOHNSTONE, JR., 62, is Chairman of the Board and Chief
John W.         Executive Officer of Olin. In 1954, he joined Hooker Chemicals
Johnstone, Jr.  and Plastics Corporation, where he spent 22 years in various sales, marketing and management positions of increasing responsibility, leaving in 1975 to become President of the Airco Alloys division of Airco, Inc. He joined Olin in 1979 as
                Vice President and General Manager of the Chemicals Group's
                Industrial Products department. Mr. Johnstone became a corporate Vice President in April 1980, President of the
                Chemicals Group in October 1980, and an Executive Vice
                President of Olin in 1983. He was named President of Olin in 1985, Chief Operating Officer in 1986, Chief Executive Officer in 1987 and Chairman of the Board in 1988. He is a graduate of Hartwick College, where he received a BA degree in chemistry and physics and a Doctor of Science (Hon.). He has attended the Harvard Business School's Advanced Management Program. Mr.
                Johnstone is a trustee of Hartwick College, The Conference
                Board and Research Corporation. He is a member of The Business
                Roundtable and a former Chairman of the Soap and Detergent
                Association and the Chemical Manufacturers Association. He is a director of Phoenix Home Mutual Life Insurance Company and
                American Brands, Inc., and is Advisory Board Chairman of the
                Boy Scouts of America, Fairfield County Connecticut Council.
                Olin director since 1984.


Photograph of   JACK D. KUEHLER, 62, retired in 1993 as Vice Chairman of the
Jack D.         Board of International Business Machines Corporation. He
Kuehler         joined IBM in 1958 as an associate engineer in the San Jose
                Research Laboratory. Over the years, he played a significant management role in many of the corporation's advanced technologies. He served as Director of the Raleigh
                Communications Laboratory, Director of the San Jose Storage
                Products Laboratory and President of the Systems Product
                Division. In 1980, he was elected an IBM Vice President and named President of the General Technology Division. In 1981, he was named Information Systems and Technology Group
                Executive. He was elected an IBM Senior Vice President in
                1982, and the following year a member of its Corporate
                Management Committee and Business Operations Committee. He became a member of the IBM Board in 1986, Executive Vice
                President in 1987, Vice Chairman and member of the Executive
                Committee in 1988 and President in 1989. He resumed the title of Vice Chairman in January 1993. He is a member of the National Academy of Engineering, a fellow of the Institute of Electrical and Electronics Engineers, a fellow of the American
                Academy of Arts and Sciences and a trustee of Santa Clara
                University (from which he graduated with a BS degree in mechanical engineering and an MS degree in electrical engineering). He is a director of Aetna Life and Casualty
                Company, Taligent, Inc and the Parsons Corporation. Mr.
                Kuehler holds an honorary doctorate of science from Clarkson
                University and an honorary doctorate of engineering science from Santa Clara University. Olin director since 1986.

Photograph of   WILLIAM L. READ, 68, retired in 1979 as the Commander of the
William L.      Surface Forces, U.S. Atlantic Fleet, with the rank of Vice
Read            Admiral, after 35 years on active duty. From 1979 to 1983, he was Vice President of Lone Star Industries, Inc. He is currently an independent business consultant. Mr. Read is a graduate of the U.S. Naval Academy, the U.S. Naval War College and the Industrial College of the Armed Forces, and has an MS degree in Business Administration from George Washington
                University. He is a director of Memorial Health System Inc.
                Olin director since 1986.


Photograph of   IRVING SHAIN, 69, retired in January 1992 as Vice President
Irving Shain    and Chief Scientist of Olin. Prior to joining Olin, Dr. Shain was Chancellor of the University of Wisconsin-Madison. Dr.
                Shain received a BS degree in chemistry in 1949 from the University of Washington and three years later a PhD degree from the same university. He joined the faculty at the University of Wisconsin in 1952, became Chairman of the Chemistry Department in 1967 and Vice Chancellor in 1970. He was appointed Provost of the University of Washington in 1975 and returned to the University of Wisconsin-Madison as Chancellor in 1977. Dr. Shain has published over 50 papers in the field of electrochemistry. He is a member of the American
                Chemical Society, the Electrochemical Society and the
                Connecticut Academy of Science and Engineering, and is a fellow of the American Association for the Advancement of Science. He serves on the Technical Advisory Group of Johnson
                Controls, Inc. and is a member of the Board of Trustees of University Research Park, Inc., Madison, Wisconsin. Olin director since 1982.



                                           CLASS II
                         NOMINEE FOR THREE-YEAR TERM EXPIRING IN 1996

Photograph of   WILLIAM J. ALLEY, 65, retired in December 1994 as Chairman of
William J.      the Board and Chief Executive Officer of American Brands,
Alley           Inc., a position he held since 1987. Mr. Alley holds a BBA and a JD degree from the University of Oklahoma. He serves on the Boards of Directors of American Brands, Inc., Central Illinois
                Public Service Company, CIPSO Incorporated, Rayonier Inc. and
                Rayonier Forest Resources Company. Olin director since 1995.



                                           CLASS III
                         NOMINEE FOR THREE-YEAR TERM EXPIRING IN 1997

Photograph of   SUZANNE D. JAFFE, 51, is a Managing Director of Hamilton &
Suzanne D.      Company, an investment management consulting firm. From 1985
Jaffe           to 1993, Ms. Jaffe was a Managing Director of Angelo, Gordon &
                Co., L.P. From 1983 to 1985, she was Deputy Comptroller of New
                York State. She served under President Reagan on the Board of
                Trustees of the Social Security and the Medicare Trust Funds and was also a member of the ERISA Advisory Council of the Department of Labor. Ms. Jaffe received her BA degree from the University of Pennsylvania. She is currently a trustee of Fordham University and a director of Research Corporation. She is also a director of the International Women's Forum, past president of its affiliate, the New York Women's Forum and a member of the Economic Club of New York and of the Foreign
                Policy Association. Olin director since 1994.

                                           CLASS II
                           DIRECTORS WHOSE TERMS CONTINUE UNTIL 1996

Photograph of   DONALD W. GRIFFIN, 58, is President and Chief Operating
Donald W.       Officer of Olin. He joined Olin in 1961 and was part of the
Griffin         Brass Group's marketing organization since 1963. He advanced through various managerial positions and in 1983 was elected an Olin corporate Vice President and named President of the Brass Group. In 1985, he became President of the Winchester
                Group, was appointed President of the Defense Systems Group in 1986, was elected an Executive Vice President in 1987, Vice
                Chairman-Operations in January 1993 and President and Chief
                Operating Officer in February 1994. He is a graduate of the University of Evansville, Evansville, IN and completed the Graduate School for Sales and Marketing Managers at Syracuse
                University, Syracuse, NY. Mr. Griffin is a director of River
                Bend Bancshares, Inc., Illinois State Bank and Trust in East
                Alton, IL, Rayonier Inc. and Rayonier Forest Resources
                Company. He is also a director of the Chemicals Manufacturing
                Association, the Sporting Arms and Ammunition Manufacturers
                Institute, the Wildlife Management Institute and the National
                Shooting Sports Foundation. He is on the Board of Trustees of the National Security Industrial Association and the Buffalo
                Bill Historical Center. He is a member of the American Society of Metals, the Association of the U.S. Army and the American
                Defense Preparedness Association. He is a life member of the Navy League of the United States and the Surface Navy
                Association. Olin director since 1990.


Photograph of   H. WILLIAM LICHTENBERGER, 59, is Chairman and Chief Executive
H. William      Officer of Praxair, Inc., a position he assumed in 1992 when
Lichtenberger   Praxair was spun off from Union Carbide Corporation. In 1986,
                Mr. Lichtenberger was elected a Vice President of Union
                Carbide Corporation and was appointed President of the Union
                Carbide Chemicals and Plastics Company, Inc. He was elected
                President and Chief Operating Officer and a director of Union
                Carbide Corporation in 1990. He resigned as an officer and director of Union Carbide Corporation upon Praxair's spin-off.
                Mr. Lichtenberger is a graduate of the University of Iowa where he majored in chemical engineering and has a masters degree in business administration from the State University of New York, Buffalo. He is on the Advisory Boards of the
                University of Iowa and Western Connecticut State University.
                He is a member of the Investment Policy Advisory Committee to the United States Trade Representative, and a member of The
                Business Roundtable. He is Chairman of the United Negro
                College Fund's Connecticut Corporate Campaign and a director of the Fairfield County Boy Scouts Advisory Board. Olin
                Director since 1993.


Photograph of   GEORGE JACKSON RATCLIFFE, JR., 59, is Chairman, President and
George Jackson Chief Executive Officer of Hubbell Incorporated, a position he Ratcliffe, Jr. has held since 1987. He holds an AB degree from Duke
                University and a JD degree from the University of Virginia.
                Mr. Ratcliffe is a member of the Board of Directors of The
                Aquarion Company and Praxair, Inc.; a member of the Board of Governors of the National Electrical Manufacturers Association
                (NEMA); a member of the Listed Company Advisory Committee of the New York Stock Exchange; and, member of the Board of Trustees of the Manufacturers' Alliance for Productivity and Innovation, Inc. Olin director since 1990.

                                           CLASS III
                           DIRECTORS WHOSE TERMS CONTINUE UNTIL 1997

Photograph of   ROBERT R. FREDERICK, 69, retired as President and Chief
Robert R.       Executive Officer of RCA Corporation in January 1987. He
Frederick       joined RCA in 1982 as President and Chief Operating Officer after a 34 year career at General Electric Company, where he had been Executive Vice President and Sector Executive of the International Sector. Mr. Frederick is a member of the Board of Directors of Aviall, Inc., a member of The Business Council and a member of the Board of Trustees of DePauw University.
                Olin director since 1983.


Photograph of   WILLIAM W. HIGGINS, 59, retired as a Senior Vice President of
William W.      The Chase Manhattan Bank, N.A. and a senior credit executive
Higgins         of its Institutional Bank in December 1990. He joined the bank in 1959 after receiving a BA degree from Amherst College and an MBA. degree from Harvard Business School. He was appointed
                Assistant Treasurer in 1962, Second Vice President in 1965 and
                Vice President in 1968. He was appointed a Senior Vice
                President and a Credit Policy Executive in 1983. From 1979 to
                1983 he served as Deputy Sector Credit Executive of the Corporate Industries Sector. Prior to that, he was Group
                Credit Officer of the Corporate Banking Department and before that District Executive of the Petroleum Division of the same
                Department. Mr. Higgins is Treasurer and a director of the Greenwich Emergency Medical Service, Greenwich, CT. He is past
                President of the Belle Haven Landowners Association in
                Greenwich, a former member of the Representative Town Meeting in Greenwich, and a former trustee of the Canterbury School in New Milford, CT. Olin director since 1964.


Photograph of   JOHN P. SCHAEFER, 60, is President of the Research
John P.         Corporation, a foundation, and Chairman of Research
Schaefer        Corporation Technologies. Previously, he was President of the
                University of Arizona (1971-1982) and Professor of Chemistry at the University where he had been a member of the faculty since 1960. Before his appointment as President of the University, he served as head of its Department of Chemistry and Dean of its College of Liberal Arts. Dr. Schaefer received his BS degree in chemistry from the Polytechnic Institute of Brooklyn in 1955 and his PhD degree from the University of Illinois in 1958. After postdoctoral studies at the California
                Institute of Technology, he taught chemistry at the University of California (Berkeley). Dr. Schaefer's research interests have been in the area of synthetic and structural chemistry.
                He served on the Board of Governors of the U.S.-Israeli
                Binational Science Foundation (1973-1978). He is a director of
                Research Corporation and Research Corporation Technologies.
                Olin director since 1982.

            ADDITIONAL INFORMATION REGARDING THE BOARD OF DIRECTORS

ATTENDANCE

  During 1994, the Board held eight meetings. The average attendance by directors at meetings of the Board and committees of the Board on which they served was 96%. Each director attended at least 75% of such meetings.

COMMITTEES OF THE BOARD

  The standing committees of the Board are an Audit Committee, a Compensation and Nominating Committee, a Corporate Responsibility Committee and an Executive and Finance Committee.

  The Audit Committee advises the Board on internal and external audit matters affecting Olin, including recommendation of the appointment of independent auditors of Olin; reviews with such auditors the scope and results of their audit of the financial statements of Olin and any investigations and surveys by such auditors; reviews reports of Olin's Internal Audit Department; and reviews the presentation of Olin's financial results. The committee also advises the Board on compliance with Olin's Code of Business Conduct and on corporate and governmental security matters, and monitors major litigation with a particular interest in the event there are claims that Olin has acted unethically or unlawfully. The Audit Committee currently consists of Messrs. Higgins, Lichtenberger, Read, Schaefer and Shain. During 1994, five meetings of this committee were held.

  The Compensation and Nominating Committee sets policy, develops and monitors strategies for, and administers the programs which compensate the Chief Executive Officer ("CEO") and other senior executives. This committee was created in April 1994 and represents the merger of the Compensation and Stock Option Committee and the Directors Committee. The committee approves the salary plans for the CEO and other senior executives including total direct compensation opportunity, and the mix of base salary, annual incentive standard and long term incentive guideline award. It approves the measures, goals, objectives, weighting, payout matrices and actual payouts and certifies performance for and administers the incentive compensation plans. The committee administers Stock Option Plans, the Long Term Incentive Plan and issues an annual report on Executive Compensation that appears in the Proxy Statement. The committee approves the interest rate for deferred compensation arrangements and administers the Senior Executive Pension Plan. The committee also advises the Board on such matters as the composition and remuneration of the Board and committees thereof, including the nomination of directors, protection against liability and indemnification. The committee will consider candidates recommended by shareholders for election as directors at annual meetings. Recommendations must be in writing and submitted to the Secretary of Olin by December 1, accompanied by a biography and the written consent of the candidate. The Compensation and Nominating Committee currently consists of Messrs. Frederick, Holland, Kuehler and Ratcliffe. During 1994, two meetings of this committee were held. In addition, its predecessor committees, the Compensation and Stock Option Committee and the Directors Committee, each held three meetings in 1994.

  The By-laws require that advance notice of nominations for the election of directors to be made by a shareholder (as distinguished from a shareholder's recommendation to the Compensation and Nominating Committee) be given to the Secretary of Olin no later than 90 days before an annual meeting of shareholders or seven days following notice of special meetings of shareholders for the election of directors, together with the name and address of the shareholder and of the person to be nominated; a representation that the shareholder is entitled to vote at the meeting and intends to appear there in person or by proxy to make the nomination; a description of arrangements or understandings between the shareholder and others pursuant to which the nomination is to be made; such other information regarding the nominee as would be required in a proxy statement filed under the Securities and Exchange Commission ("SEC") proxy rules; and the consent of the nominee to serve as a director if elected.

  The Corporate Responsibility Committee reviews issues of corporate responsibility in areas that are legally mandated as well as in areas involving good corporate citizenship. This committee was created in April 1994 and represents the merger of the Pension Committee and the Social Responsibility Committee. The committee has oversight responsibility for the implementation of the Corporation's Responsible Care(R) Codes, for charitable contributions (including recommendations for contributions by the Olin Corporation Charitable Trust), for compliance with legal mandates in the environmental, health and safety area, and for setting policy for action generally expected of a socially responsible corporation. The committee also reviews and evaluates the investment performance and selection of the pension and CEOP funds; reviews the funding policies of the pension plans, consults with, and obtains reports from, the pension and CEOP plans' trustees and other fiduciaries; approves and adopts new qualified and non-qualified plans. The Corporate Responsibility Committee currently consists of Messrs. Holland, Lichtenberger, Read, Schaefer and Shain. During 1994, four meetings of this committee were held. In addition, its predecessor committees, the Pension Committee and the Social Responsibility Committee, each held one meeting in 1994.

  The Executive and Finance Committee, during the intervals between Board meetings, may exercise all the power and authority of the Board (including all the power and authority of the Board in the management, control and direction of the financial affairs of Olin) except with respect to those matters reserved to the Board by Virginia law, in such manner as the committee deems best for the interests of Olin, in all cases in which specific directions have not been given by the Board. The Executive and Finance Committee currently consists of Messrs. Frederick, Griffin, Higgins, Holland, Johnstone, Kuehler and Ratcliffe. During 1994, five meetings of this committee were held.

COMPENSATION OF DIRECTORS

  During 1994, directors who are not employees of Olin were paid a fixed annual retainer fee of $20,000 and a fee of $1,000 for each meeting of the Board and for each meeting of a committee of the Board attended, together with expenses incurred in the performance of their duties as directors. Effective October 1, 1994, the annual retainer was increased to $25,000. The meeting fee was not increased. The last increase in the annual retainer was in 1989. In February 1995, the Board approved an additional meeting fee of $5,000 to be paid annually to each director who serves as the chair of a Board committee. All or a portion of these fees were received in cash, paid in arrears on a quarterly basis, or deferred until after retirement from the Board. Deferrals may be in cash or phantom shares of Common Stock. Cash deferrals are credited with interest and phantom stock deferrals with dividend equivalents. During 1994, the Board also participated in two informal strategic planning meetings for which each outside director was paid $1,000 per meeting attended that was not held on a regularly scheduled Board meeting date.

  In addition, from 1985 through 1994, each director entitled to fees for services as a director has been credited annually with 100 shares of Common Stock, payment of which will be deferred until after the director retires from the Board. Such deferred shares are credited with dividend equivalents, payment of which may be deferred in the form of phantom Common Stock if elected by the director. Directors may file an election to have payment of these deferred accounts accelerated in the event of a "Change in Control" (as defined on page
9). However, deferrals and credits to deferrals after May 1, 1991 and prior to October 1, 1994 are paid only in cash on a fixed date or dates at least six months after the credit, or incident to death or retirement from the Board.

  At the 1994 Annual Meeting of Shareholders, the shareholders approved the 1994 Stock Plan for Non-Employee Directors (the "Directors Plan"). The Directors Plan became effective October 1, 1994. Generally speaking, the Directors Plan (i) provides for the granting annually, beginning in 1995, of 100 shares of Common Stock to each non-employee director and the deferral of the payment of such shares until after such director ceases to be a member of the Board, (ii) provides for the granting to such director annually an amount of shares of Common Stock equal in value to $25,000 in lieu of the annual cash retainer, (iii) permits such director to elect to receive his or her quarterly meeting fees in the form of shares of Common Stock in lieu of cash, and (iv) permits such director to elect to defer cash meeting fees and any shares to be delivered under the Directors Plan. Deferred cash is credited with interest quarterly and deferred shares are credited with dividend equivalents.

DIRECTORS RETIREMENT PLAN

  Under the Retirement Plan for Non-employee Directors (the "Plan"), a director who has completed five years of service as a non-employee director and attained age 65 may retire from the Board and receive a retirement benefit based on a percentage of the annual retainer in effect at the time of retirement (50% after five years of service, increasing 10% for each additional year of service to 100%). However, if a director is eligible for a pension benefit under another Olin pension plan, the maximum annual benefit under the Plan may not exceed 50% of the director's compensation used for calculating such other pension benefit less (a) the amount of retirement allowance from all other Olin pension plans and pension plans of previous employers and (b) 50% of the director's primary Social Security benefit. Unless such director has previously elected to have such benefit paid on an annual basis for his or her life, the actuarial present value of the annual benefit otherwise payable to the director under the Plan will be paid to him or her in a lump sum at retirement. If a director has elected to have the retirement benefit paid on an annual basis,
(a) the benefit will be so paid for his or her life, (b) the surviving spouse of such a director who dies while receiving payments from the Plan will receive a benefit for life equal to 50% of such payments, (c) the surviving spouse of such a director who dies while serving on the Board will receive a benefit equal to 50% of the benefit that would have been paid had the director retired from the Board on the date of death and (d) on the occurrence of a "Change in Control" of Olin, if such a director has met the service requirements for benefits under the Plan, the director will then receive a discounted lump sum payment equal to the actuarial present value of his or her benefit. If such payment upon a "Change in Control" becomes subject to an "excess parachute payment" tax, the payment will be increased so that the payee will receive a net payment equal to that which would have been received if such tax did not apply. Change in Control for purposes of this plan means any of the following:
(i) Olin ceases to be publicly owned; (ii) 20% or more of the voting stock of Olin is acquired by others (other than an Olin employee benefit plan); (iii) incumbent directors and their designated successors cease over a two-year period to constitute a majority of the Board; or (iv) the Board determines that a tender offer for Olin's shares indicates a serious intention by the offeror to acquire control of Olin.

                 SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

  The following table sets forth the number of shares of Common Stock, ESOP Preferred and Series A Conversion Preferred Stock beneficially owned by each director and nominee for director, by the individuals named in the summary compensation table on page 15, and by all directors and current executive officers of Olin as a group, as reported to Olin by such persons as of January 15, 1995. Unless otherwise indicated in the footnotes below, the officers, directors, nominees and individuals had sole voting and investment power over such shares. Also shown in the table are Common Stock which may be acquired within 60 days through the exercise of options.

                              NO. OF ESOP     SERIES A     NO. OF     PERCENT OF
                            PREFERRED SHARES CONVERSION COMMON SHARES  CLASS OF
                              BENEFICIALLY   PREFERRED  BENEFICIALLY    COMMON
 NAME OF BENEFICIAL OWNER     OWNED(a)(b)     STOCK(b)   OWNED(a,c)    STOCK(d)
 ------------------------   ---------------- ---------- ------------- ----------
William J. Alley..........         --           --             200(e)    --
Robert R. Frederick.......         --           --           1,902       --
Donald W. Griffin.........         613          --         141,616(f)    --
William W. Higgins........         --           --         136,740(g)    --
Robert Holland, Jr........         --           --           3,185       --
Suzanne D. Jaffe..........         --           --             723       --
John W. Johnstone, Jr.....         610          --         255,247(f)    1.2
Jack D. Kuehler...........         --           --           1,374       --
H. William Lichtenberger..         --           --             906       --
G. Jackson Ratcliffe, Jr..         --           --           1,906       --
William L. Read...........         --           200(h)       1,545       --
John P. Schaefer..........         --           --           1,654       --
Irving Shain..............         298          --          12,772       --
James G. Hascall..........         614          --          35,904       --
Leon B. Anziano...........         541          --          14,582       --
Patrick J. Davey..........         487          --          17,758       --
Directors and executive
 officers as a group,
 including those named
 above
 (27 persons).............       7,734          200        734,419       3.4

- --------
(a) Included in this table with respect to officers and Dr. Shain are shares credited under the CEOP. Also included in the case of the incumbent directors (other than Messrs. Griffin and Johnstone) are certain shares of Common Stock credited to such directors pursuant to the arrangements described above under "Compensation of Directors".
(b) Neither the named individuals nor the directors and current officers as a group beneficially own more than 1% of the outstanding shares of ESOP Preferred or Series A Conversion Preferred Stock. On March 1, 1995, each share of Series A Conversion Preferred Stock was converted into one share of Common Stock.
(c) The amounts shown include shares that may be acquired within 60 days following January 15, 1995 through the exercise of stock options, as follows: Mr. Johnstone, 140,943; Mr. Griffin, 60,560; Mr. Hascall, 30,360; Mr. Anziano, 11,550; Mr. Davey, 14,828; and all directors and executive officers as a group, including the named individuals, 396,960.
(d) Unless otherwise indicated, beneficial ownership of any named individual does not exceed 1% of the outstanding shares of Common Stock.
(e) Mr. Alley was elected to the Olin Board on February 23, 1995. On that date, he owned 200 shares of Olin Common Stock.
(f) Includes 69,133 shares held by a charitable foundation in which Messrs. Griffin and Johnstone are individual trustees and share voting and investment power with Boatmen's Trust Company. Messrs. Griffin and Johnstone disclaim beneficial ownership of such shares.
(g) Includes 17,330 shares held in six trusts of which Mr. Higgins is a co-trustee, sharing voting and investment power; 42,110 shares held in two trusts of which his spouse is beneficiary and co-trustee; 40,737 shares held in six trusts of which his spouse is co-trustee and children are beneficiaries and 34,458 shares held by his spouse. Mr. Higgins disclaims beneficial ownership of all such shares.
(h) The 200 shares of Series A Conversion Preferred Stock are held by Mr. Read's spouse. Mr. Read disclaims beneficial ownership of such shares. On March 1, 1995, these shares were automatically converted into 200 shares of Common Stock.

  Section 16(a) of the Securities Exchange Act of 1934 requires Olin's officers and directors, and persons who own more than ten percent of a registered class of Olin's equity securities, to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish Olin with copies of all Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to Olin, or written representations that no Forms 5 were required, Olin believes that during the period January 1, 1994 to December 31, 1994 all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with; except that one report for one transaction was filed late by Mr. Gerald W. Bersett, an executive officer of Olin, and one report for two transactions was filed late by Mr. Emanuel J. DiTeresi, a former executive officer of Olin.

                             EXECUTIVE COMPENSATION

 REPORT OF THE COMPENSATION AND NOMINATING COMMITTEE ON EXECUTIVE COMPENSATION

  The Compensation and Nominating Committee (the "Compensation Committee") of the Board is responsible for setting policy, developing and monitoring strategies for, and administering the programs which compensate the Chief Executive Officer (the "CEO"), the other named executives and other senior executives.

  The Compensation Committee, comprised of Messrs. Ratcliffe, Frederick, Holland and Kuehler, each of whom is a disinterested, outside director, normally meets four times each year. These meetings are scheduled to coincide with the setting of performance goals and total compensation earnings opportunities and with the assessment of actual performance against existing goals for purposes of determining payouts of variable award amounts, if any, to be made to the CEO and other named executives. At least one meeting is traditionally dedicated to a wide ranging discussion of emerging issues and strategies with respect to executive compensation and performance measurement.

  The purpose of the Company's executive compensation policies and programs is to:

  . attract, motivate and retain the highest quality executives

  . align executive interests with those of the Company's shareholders, and

  . incentivize executives to achieve quantifiable financial and other strategic objectives in a manner consistent with the Company's values.

  The Company's executive compensation policies and programs:

  . seek to create highly differentiated total compensation opportunities linking pay to performance such that if targets are met or exceeded, compensation will be earned at amounts at or above the median of a select sample of similar sized companies in businesses within which the Company competes. The competitiveness of each component of executive compensation is reviewed regularly using groups of companies in similar businesses for comparison, focusing predominately on companies of similar size and scope of operations.

  . assess performance, and pay variable components of an executive's total compensation opportunity, based upon results and the achievement of agreed-upon, preset goals, with consideration given to external markets and internal equity. These goals include financial measurements (both short-term business results and strategic plan accomplishments), quality, measures of customer satisfaction, and organizational effectiveness, with individual and work team performance being evaluated in light of the achievement of these portfolio of measures.

  . encourage executive stock ownership to promote a proprietary interest in the success of the Company and a strong linkage to shareholder interests.

  This Committee has been, over the years, placing a growing emphasis on performance-based incentives over base salary, especially at the highest executive levels with an increasingly greater percentage of an executive's total compensation opportunity (base salary, annual bonus plus long-term incentive compensation) attributable to short and long term variable components rather than fixed base salary.

 Executive Compensation Program As Administered in 1994

  The Compensation Committee has established competitive total compensation opportunities (and each component thereof) for the CEO and other named executives that are targeted to the median of a comparator group of "selected chemical" companies which has been generally comparable to the 75th percentile of an "all industry" sample of 58 similarly sized companies. This "all industry" sample and chemical comparator group are maintained as a proprietary data base by an independent compensation consultant and were selected because they reflect the diversified nature of Olin's businesses as well as its significant chemicals business component. For 1994, the comparator group consisted of 13 similarly sized chemical companies, three of which are in the ten-company S&P Chemical Index used in the performance graph. Independent compensation consultants provide the committee with an annual assessment of these two data bases and Olin's relative position within them, with respect to each component of executive compensation.

  Olin's executive compensation program has three components:

  . annual base salary

  . annual incentive bonus

  . long term incentive award

  Together these three components comprised the total targeted compensation opportunity determined by the competitive comparison cited above. Once the total targeted compensation opportunity had been determined for the CEO and each other named executive officer, the Compensation Committee also then determined the appropriate mix of these three components, again using the above competitive analysis, the desired mix between fixed base salary and variable annual and long term incentives and the advice of independent consultants.

  For the CEO, the individual mix of the three components of his compensation was designed so that his annual bonus and long term incentive award (that is, the portions at risk) were approximately 60% of his total compensation opportunity.

 Annual Base Salary

  The competitive analysis of the CEO's base salary, along with the fact that his salary had last been adjusted in 1992 indicated an adjustment was appropriate to maintain his relative position to the comparator group. The Compensation Committee authorized an upward adjustment of 5% (2.5% on an annualized basis) effective February 1, 1994. The other named executives and an additional ten executives received base salary increases according to the same process of competitive analysis and two year delay recognition.

 Annual Incentive Bonus

  During the same analysis cited above, the Compensation Committee adjusted the CEO's total bonus target upward by 5.7% (2.85% annualized) for 1994. Annual incentive bonus target opportunities had been frozen by the Compensation Committee for 1993 at 1992 levels.

  Annual performance objectives were set for the CEO by the Committee at the beginning of the year. In turn, the CEO established annual performance objectives for the then Vice Chairmen, each of whom established objectives for senior executives who reported to them. Accomplishments against these objectives were analyzed subsequently to determine payouts of any annual incentive bonus opportunity. Objectives contained both quantitative financial targets and qualitative strategic objectives. For the CEO in 1994, financial targets were set for pretax profit and earnings per share (EPS) improvement over the prior year. These financial measures were selected as relevant measures of the Company's financial performance in the short-term. These financial measures comprised 70% of the CEO's annual total incentive bonus opportunity (up from 60% for the prior year) and each financial target carried equal weight. For each of these measures, the Compensation Committee developed a performance payout matrix to eliminate any subjectivity with respect to them. Based on the matrix, the reported performance for these two measures indicated a 200% payout.

  The other 30% of the total opportunity was measured against the Compensation Committee's subjective assessments of strategic objectives. These strategic objectives for the CEO were: insuring that the 1994 impact of the 1993 restructuring was achieved, implementation of the Chemicals Division(s) Strategic Plan(s), achieving full implementation of the Company's agreed to Diversity Plan and continued focus and support of the Total Quality Management effort which included the Company's Quality Council and the Baldrige self-assessment process. Each of these strategic objectives also carried equal weight. For the strategic objectives, the Committee concluded it appropriate to award a 118% payout to the CEO.

  The other named executives earned annual incentive bonus awards utilizing the same process and procedure. In the instance of a division President, Division financial and strategic performance was weighted 75% and Corporate financial performance, 25%, with the use of a payout matrix again to determine the award for the quantitative financial target components.

 Long Term Incentive Award

  As explained earlier, the Compensation Committee determined the long term incentive award opportunity for each named executive when it determined the total compensation opportunity and mix for each named executive. Stock options and performance share units were granted in amounts equal to this targeted long term dollar incentive award opportunity. In making this calculation, the aggregate present value of the stock options and performance share units was determined using a net present value valuation model suggested by independent consultants. In making these grants for 1994, previously granted long term incentive awards were not taken into account.

  The CEO received a long term incentive award grant in 1994 comprised of stock options granted under Olin's 1988 Stock Option Plan and performance share units granted under Olin's 1991 Long Term Incentive Plan. Options were granted at the fair market value of Common Stock on the date of the grant and have a ten year term.

  Performance share units are shares of phantom stock, the earning of which is tied to meeting certain objective financial performance measures over the performance cycle. The performance cycle is five years. The units can be accelerated and earned in year three or year four provided performance is above the payout threshold at that time. All units not earned in year five of the performance cycle are forfeited. Earned units are paid in Common Stock. Each grant of performance share units earns dividend equivalents over the performance cycle.

  There are two performance measures for these performance share units:

  . an absolute average ROE goal over the five year performance cycle; and

  . a relative growth in Total Return to Shareholders (TRS) for the Company versus a blended mix of S&P chemicals, metals, aerospace, defense, and S&P 400 companies, weighted to the Company's sales mix in these industry segments.

 1994 Developments

  In late 1993, the Compensation Committee requested its independent consultant to conduct a study to, among other things, determine the appropriateness of the Company's comparator group(s) for executive compensation; the competitiveness of targeted base pay, annual and long term incentive for the CEO relative to the Company's performance versus the comparator group, the other named executives and other senior executive officers (base salary and target incentives had last been increased in 1992); and the establishment of stock ownership guidelines for participants in the Company's long term incentive plans. The results of this study were reviewed at the January and September 1994 meetings of the Compensation Committee and the changes described below were adopted.

  Comparator Group--The Company's mix of businesses, while remaining relatively
  ----------------
stable, has seen a shift in sales mix in recent years. By growth and acquisition, the Company's Brass and Defense oriented divisions' sales, as a percentage of total sales, has increased relative to those of the Chemicals oriented businesses. The Compensation Committee felt it appropriate to make adjustments to the comparator group. Management, aided by an independent compensation consultant, recommended, and this committee approved, the selection of twenty-five companies representative of metals, chemicals, and defense oriented industries as the new comparator group. These companies have sales ranging from $1 billion to $5 billion per year. The change in the comparator group is effective for 1995.

  Stock Ownership Guidelines--After study and discussion, it was determined at
  --------------------------
the April 1994 meeting and announced at the 1994 Annual Shareholders Meeting on the same date, that the Company would implement guidelines for stock ownership for the CEO and any executive participating in the long term incentive program. Within the next five years (commencing with 1994) these individuals have been asked to acquire ownership of shares of the Company's stock the aggregate value of which meets or exceeds:

                                CEO       5 times annual base salary
                      President/COO       3 times annual base salary
                 Corporate Officers       2 times annual base salary
 All Other Long Term Incentive Plan       1 times annual base salary
                       Participants

  This group of executives already beneficially owns (as defined by these guidelines) in excess of 325,000 shares of Common Stock and is well on its way to achieving these guidelines.

February 23, 1995                         G. JACKSON RATCLIFFE, JR., CHAIRMAN
                                          ROBERT R. FREDERICK
                                          ROBERT HOLLAND, JR.
                                          JACK D. KUEHLER

  The following table shows for the Chief Executive Officer and the other four most highly compensated executive officers of Olin cash compensation for the fiscal years 1992-1994.

                          SUMMARY COMPENSATION TABLE

                                                                      LONG TERM
                                    ANNUAL COMPENSATION              COMPENSATION
                           -------------------------------------- ------------------
                                                                    AWARDS   PAYOUTS
                                                                  ---------- -------
    NAME AND PRINCIPAL                                            SECURITIES
         POSITION                                  OTHER ANNUAL   UNDERLYING  LTIP      ALL OTHER
 AS OF DECEMBER 31, 1994   YEAR  SALARY  BONUS(a) COMPENSATION(b)  OPTIONS   PAYOUTS COMPENSATION(c)
 -----------------------   ---- -------- -------- --------------- ---------- ------- ---------------
 John W. Johnstone, Jr...  1994 $630,000 $650,000     $66,538       19,338     $ 0       $23,857
  Chairman &               1993 $600,000 $140,000     $51,195       20,340     $ 0       $25,378
  Chief Executive Officer  1992 $600,000 $175,000     $35,096       36,000     $ 0       $25,378

 Donald W. Griffin.......  1994 $395,008 $400,000     $35,783       10,637     $ 0       $20,535
  President &              1993 $350,000 $ 70,000     $27,726        9,260     $ 0       $22,554
  Chief Operating Officer  1992 $350,000 $100,000     $19,167       16,400     $ 0       $16,963

 James G. Hascall........  1994 $297,500 $240,000     $22,839        5,027     $ 0       $18,069
  Senior Vice President    1993 $270,000 $ 75,000     $19,099        5,560     $ 0       $17,194
                           1992 $270,000 $ 90,000     $13,026        4,900     $ 0       $14,171

 Leon B. Anziano.........  1994 $228,754 $185,000     $ 9,724        2,708     $ 0       $11,807
   Vice President          1993 $215,000 $ 35,000     $ 7,372        3,050     $ 0       $12,697
                           1992 $215,000 $ 50,000     $ 5,024        2,700     $ 0       $10,981

 Patrick J. Davey........  1994 $247,091 $165,000     $10,853        3,288     $ 0       $ 9,256
   Vice President          1993 $215,000 $ 40,000     $ 8,725        3,050     $ 0       $ 8,757
                           1992 $215,000 $ 36,000     $ 6,393        2,700     $ 0       $10,260

- --------
(a) Excludes phantom share units ("psu's") granted in 1992 and reported in previous proxy statements as long term incentive plan awards. For 1992 grants to Messrs. Johnstone, Griffin, Hascall, Anziano and Davey, aggregate fair market values of psu's as of grant date were $159,000, $71,500, $42,400, $23,850 and $23,850 respectively.
(b) Includes dividend equivalents on outstanding performance share units paid at the same rate as dividends paid on Olin common stock. Also includes tax gross ups paid for imputed income on use of company provided automobiles.
(c) Amounts reported in this column for 1994 are comprised of the following items:

                                                                          VALUE OF
                                CEOP      SUPPLEMENTAL  TERM LIFE     SPLIT-DOLLAR LIFE
                            COMPANY MATCH   CEOP(1)    INSURANCE(2) INSURANCE PREMIUMS(3)
                            ------------- ------------ ------------ ---------------------
   J. W. Johnstone, Jr.....    $4,825       $14,400      $ 4,632           $    0
   D. W. Griffin...........     4,825         6,600        4,632            4,478
   J. G. Hascall...........     4,825         4,425        4,632            4,187
   L. B. Anziano...........     4,442         1,342        4,149            1,847
   P. J. Davey.............     4,605         2,913        4,391            1,738

- --------
(1) The Supplemental CEOP permits participants in the CEOP to make contributions, and Olin to match the same, in amounts permitted by the CEOP but which would otherwise be in excess of those permitted by certain Internal Revenue Service limitations.
(2) Under Olin's key executive insurance program, additional life insurance is provided and monthly payments are made to the spouse and dependent children of deceased participants.
(3) The amount shown represents the full dollar amount of the Olin-paid premium for the whole life portion of the split-dollar life insurance. Olin was reimbursed by the named individuals for the premium attributed to the term portion of such insurance.

                              STOCK OPTION PLANS

  Under Olin's Stock Option Plans, options to purchase shares of Common Stock have been granted to key employees selected by the Compensation Committee. The option price may not be less than the fair market value of Common Stock on the date of grant and options are exercisable for a maximum of ten years from such date. Instead of requiring an optionee to pay cash, the Compensation Committee may permit the delivery of already-owned Common Stock, valued at the fair market value on the date of exercise, in payment for the exercise price of options. Except for antidilution adjustments, options do not expressly provide for repricing or adjustments to the exercise price.

  The following table sets forth as to the individuals named in the summary compensation table on page 15, information relating to options granted by Olin from January 1, 1994 through December 31, 1994.

               OPTION GRANTS OF COMMON STOCK IN LAST FISCAL YEAR

                                                        INDIVIDUAL GRANTS
                         -------------------------------------------------------------------------------
                         NUMBER OF
                         SECURITIES                                       POTENTIAL REALIZABLE VALUE AT
                         UNDERLYING    % OF TOTAL                         ASSUMED RATES OF STOCK PRICE
                          OPTIONS   OPTIONS GRANTED                      APPRECIATION FOR OPTION TERM(d)
                          GRANTED   TO ALL EMPLOYEES EXERCISE EXPIRATION -------------------------------
NAME                       (a, b)    IN FISCAL YEAR  PRICE(c)    DATE    0%       5%           10%
- ----                     ---------- ---------------- -------- ---------- --- ------------ --------------
J. W. Johnstone, Jr.....   19,338         14.4%       $52.00   4/27/04    $0 $    632,401 $    1,602,629
D. W. Griffin...........   10,637          7.9%        52.00   4/27/04     0      347,856        881,537
J. G. Hascall...........    5,027          3.8%        52.00   4/27/04     0      164,395        416,611
L. B. Anziano...........    2,708          2.0%        52.00   4/27/04     0       88,558        224,424
P. J. Davey.............    3,288          2.5%        52.00   4/27/04     0      107,526        272,492
All Stockholders........      n/a          n/a           n/a       n/a     0  625,487,996  1,585,069,959
All Optionees...........  134,074        100.0%        52.00   4/27/04     0    4,384,555     11,111,329

- --------
(a) Options were awarded on April 28, 1994 and are exercisable on April 28, 1995.
(b) Under the 1988 Stock Option Plan ("1988 Plan"), the Compensation Committee, in its discretion, may grant stock appreciation rights ("SAR's") to optionees. To date, no such SAR's have been granted. Each such right will relate to and have the same terms and conditions, including restrictions, as a specific option granted under the 1988 Plan, together with such additional terms and conditions as the Compensation Committee may prescribe.
(c) The exercise price of the options reflects the fair market value of Common Stock on the date of grant.
(d) No gain to the optionees is possible without appreciation in the stock price which will benefit all shareholders commensurately. The dollar amounts under these columns are the result of calculations at the 5% and 10% assumption rates set by the SEC and therefore are not intended to forecast possible future appreciation of Olin's stock price or to establish any present value of the options.

  The following table sets forth as to the individuals named in the summary compensation table on page 15, information regarding options exercised during 1994 and the value of in-the-money outstanding options at the end of 1994.

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                    VALUES

                                                      NUMBER OF                 AGGREGATE
                                                SECURITIES UNDERLYING     VALUE OF UNEXERCISED,
                                                 UNEXERCISED OPTIONS          IN-THE-MONEY
                           SHARES                    AT 12/31/94         OPTIONS AT 12/31/94(a)
                          ACQUIRED    VALUE   ------------------------- -------------------------
NAME                     ON EXERCISE REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
- ----                     ----------- -------- ----------- ------------- ----------- -------------
J. W. Johnstone, Jr.....    2,247    $ 26,402   140,943      19,338      $427,515        $ 0
D. W. Griffin...........    5,350      95,284    60,560      10,637       193,944          0
J. G. Hascall...........    7,047     105,979    30,360       5,027       104,726          0
L. B. Anziano...........        0           0    11,550       2,708        48,303          0
P. J. Davey.............    1,042      12,113    14,828       3,288        57,506          0

- --------
(a) Value was computed as the difference between the exercise price and the $51.50 per share closing price of Olin Common Stock on December 30, 1994, as reported on the consolidated transaction reporting system for New York Stock Exchange issues.

            LONG TERM INCENTIVE PLAN-AWARDS IN LAST FISCAL YEAR(a)

                                                     ESTIMATED FUTURE PAYOUTS
                                                    UNDER NON-STOCK PRICE BASED
                        NUMBER OF    PERFORMANCE              PLAN(b)
                       PERFORMANCE OR OTHER PERIOD  ---------------------------
                       SHARE UNITS UNTIL MATURATION THRESHOLD  TARGET  MAXIMUM
NAME                       (#)        OR PAYOUT        ($)      ($)      ($)
- ----                   ----------- ---------------- --------- -------- --------
J. W. Johnstone, Jr...    8,628         5 yrs.       $44,434  $244,388 $444,342
D. W. Griffin.........    4,746         5 yrs.        24,442   134,430  244,419
J. G. Hascall.........    2,243         5 yrs.        11,552    63,533  115,515
L. B. Anziano.........    1,208         5 yrs.         6,221    34,217   62,212
P. J. Davey...........    1,467         5 yrs.         7,555    41,553   75,551

- --------
(a) Each performance share unit consists of a phantom share of Common Stock. Performance share units have a five-year performance cycle. The Compensation Committee has established a payment schedule which sets forth the portion of each performance unit to be paid at the end of the performance cycle if Olin achieves a certain return on shareholders equity and a certain measure of total return to shareholders compared to a blended mix of S&P Indices by the time of payout. Payout may occur early at the end of the third or fourth year of the performance cycle in the event the five-year performance targets are achieved by those dates. At the end of the five-year performance cycle, or earlier if the performance targets are achieved sooner in year three or four, each participant will receive the portion of each performance share unit earned in accordance with the payment schedule. The portion of the performance share unit not earned by the end of the five-year performance cycle will be forfeited.
(b) The payment schedule provides for payouts ranging from 10% to 100% of the performance units. If the minimum threshold is not reached, no payouts will occur during the performance cycle. The threshold amount shown in the table assumes the minimum is achieved. The target amount shown in the table represents a 55% payout at the end of the performance cycle, which is the midpoint of the 10-100% range of payouts in the payment schedule. The maximum amount shown in the table reflects a 100% payout. The value of performance share units on payout is dependent upon the fair market value of Common Stock at the time of payout. For purposes of calculating the dollar value of the share units in the table, the $51.50 per share closing price of Common Stock on December 30, 1994 as reported on the consolidated transaction reporting system of the New York Stock Exchange was utilized.

       COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
  OLIN CORPORATION, S&P 400 INDEX AND S&P CHEMICALS INDEX(a)

                 1989     1990    1991    1992    1993    1994
                 ----     ----    ----    ----    ----    ----
Olin              100      66      74      88      100     109
S&P 400           100      99     130     137      149     155
S&P Chemicals     100      85     111     121      136     157

- ----------
(a) $100 invested on December 31, 1989 in stock or index, including reinvestment of dividends.
Source: Standard & Poor's Compustat



      COMPARISON OF THREE YEAR CUMULATIVE TOTAL RETURN
  OLIN CORPORATION, S&P 400 INDEX AND S&P CHEMICALS INDEX(a)

                      1991        1992        1993        1994
                      ----        ----        ----        ----
Olin                  100         119          135         147
S&P 400               100         106          115         120
S&P Chemicals         100         110          122         142

- ----------
(a) $100 invested on December 31, 1991 in stock or index, including reinvestment of dividends.
Source: Standard & Poor's Compustat

EXECUTIVE AGREEMENTS

  Each of the executive officers named in the table on page 15, and nine other employees have agreements with Olin which provide, among other things, that in the event of a covered termination of employment (which could include, among other things, termination of employment other than for cause and termination at the election of the individual to leave Olin under certain circumstances), the individual will receive a lump sum payment from Olin equal to 12 months salary plus the greater of (a) average incentive compensation award from Olin during the three years preceding the termination or (b) the then standard annual incentive compensation award, less any amounts payable under existing severance or disability plans of Olin. In the event that a "Change in Control" of Olin occurs, and there is a covered termination, the individual will receive twice the severance payment or in the case of the Chief Executive Officer and the President three times. Pension credit and insurance coverage would be afforded for the period reflected in the severance payment. The agreements also provide for certain outplacement services. The agreements will expire on September 30, 1999, unless prior to that date there is a "Change in Control" of Olin, in which event they will expire on the later of September 30, 1999 or three years following the date of the "Change in Control". A "Change in Control" would occur if Olin ceases to be publicly owned; 20% or more of its voting stock is acquired by others (other than an Olin employee benefit plan); the incumbent Directors and their designated successors cease over a two-year period to constitute a majority of the Board; or all or substantially all of Olin's business is disposed of in a transaction in which Olin is not the surviving corporation or Olin combines with another company and is the surviving corporation (unless Olin shareholders following the transaction own more than 50% of the voting stock or other ownership interest of the surviving entity or combined company). Each agreement provides that the individual agrees to remain in Olin's employ for six months after a "Potential Change in Control" of Olin has occurred. The agreements provide that payments made thereunder or under any change in control provision of an Olin compensation or benefit plan which are subject to "excess parachute payment" tax will be increased so that the individual will receive a net payment equal to that which would have been received if such tax did not apply. Certain of Olin's benefit and compensation plans also contain "change-in-control" provisions.

RETIREMENT BENEFITS

  The Olin Non-Bargaining Pension Plan, together with two supplementary plans (collectively, the "Pension Plan"), provide for fixed benefits upon retirement. The normal retirement age is 65, but early retirement is available after attainment of age 55 with at least 10 years of service at a reduced percentage of the normal retirement allowance (100% is payable if early retirement is at age 62). Directors who are not also employees of Olin are not eligible to participate in the Pension Plan. The Olin Non-Bargaining Pension Plan is a tax-qualified plan, and benefits are payable only with respect to current compensation. Under one of the supplementary plans mentioned above, Olin pays a supplemental pension, based on the formula described in the next succeeding paragraph, on deferred compensation (including deferred incentive compensation). Under the other supplementary plan, Olin will pay employees affected by the limitations imposed by the Internal Revenue Code on qualified plans a supplemental pension in an annual amount equal to the reduction in pensions resulting from such limitations.

  "Compensation" for purposes of the Pension Plan represents average cash compensation per year (salary and bonus shown in the cash compensation table on page 15) received for the highest three years during the ten years up to and including the year in which an employee retires. The normal retirement allowance is 1.5% of "Compensation" as so defined multiplied by the number of years of benefit service, less an amount of the employee's primary Social Security benefit not to exceed 50% of such benefit.

  Under the Senior Executive Pension Plan (the "Senior Plan"), Olin will pay retirement benefits to certain senior executives upon their retirement after age 55, which benefits are reduced if retirement is prior to age 62. Under the Senior Plan, the maximum benefit will be 50% of "Compensation" (as defined above), less payments from the Pension Plan, any other Olin pension, pension benefits from other employers, and Social Security benefits, as set forth above. Subject to the above limitations, benefits will accrue at the rate of 3% for each year of service in a senior executive position. The Senior Plan will also provide benefits to the executive's surviving spouse equal to 50% of the executive's benefits. Payment of benefits under the Senior Plan is not automatic, notwithstanding satisfaction of its service requirements, but is subject to Plan provisions regarding suspension of benefit accruals and cessation of benefits. The Compensation Committee may remove a participant from the Senior Plan for cause as defined in the Plan, and no payments will be made if the participant voluntarily terminates employment without the committee's consent.

  The Olin Non-Bargaining Pension Plan provides that if, within three years following a "Change in Control" of Olin, any corporate action is taken or filing made in contemplation of, among other things, a Plan termination or merger or other transfer of assets or liabilities of the Plan, and such termination, merger or other event thereafter takes place, Plan benefits would automatically be increased for affected participants (and retired participants) to absorb any Plan surplus.

  Each of the Senior Plan and the two supplementary plans mentioned above provides that in the event of a "Change in Control", Olin will pay each participant a lump sum amount sufficient to purchase an annuity which (together with any monthly payment provided under trust arrangements or other annuities established or purchased by Olin to make payments under such plan) will provide the participant with the same monthly after-tax benefit as the participant would have received under the plan, based on benefits accrued thereunder to the date of the "Change in Control". The agreements described under "Executive Agreements" above provide that an executive officer who is less than age 55 at the time of a "Change in Control" will, for purposes of calculating the above lump sum payment under the Senior Plan, be treated as if he had retired at age 55, with the lump sum payment being calculated on the basis of service to the date of a "Change in Control".

  The following table shows the maximum combined amounts payable annually on normal retirement under the Pension Plan and Senior Plan. Such amounts will be reduced by Social Security benefits and the other offsets described above.

                               PENSION PLAN TABLE

                                                  YEARS OF SERVICE
                                    --------------------------------------------
REMUNERATION                        15 YEARS 20 YEARS 25 YEARS 30 YEARS 35 YEARS
- ------------                        -------- -------- -------- -------- --------
$  200,000......................... $ 90,000 $100,000 $100,000 $100,000 $105,000
   300,000.........................  135,000  150,000  150,000  150,000  157,500
   400,000.........................  180,000  200,000  200,000  200,000  210,000
   500,000.........................  225,000  250,000  250,000  250,000  262,500
   600,000.........................  270,000  300,000  300,000  300,000  315,000
   700,000.........................  315,000  350,000  350,000  350,000  367,500
   800,000.........................  360,000  400,000  400,000  400,000  420,000
   900,000.........................  405,000  450,000  450,000  450,000  472,500
 1,000,000.........................  450,000  500,000  500,000  500,000  525,000
 1,100,000.........................  495,000  550,000  550,000  550,000  577,500
 1,200,000.........................  540,000  600,000  600,000  600,000  630,000

  Credited years of service for the named executive officers as of December 31, 1994 are as follows: Mr. Johnstone, 15.6 years of total benefit service under the Pension Plan (15.6 years under the Senior Plan); Mr. Griffin, 33.6 years (13.8 years under the Senior Plan); Mr. Hascall, 34.4 years (14.9 years under the Senior Plan), Mr. Anziano, 21.1 years (7.0 years under the Senior Plan) and Mr. Davey, 22.4 years (11.5 years under the Senior Plan).

DEFERRALS

  Under Olin's compensation plans and arrangements, all participants therein, including directors, may defer payment of salaries, director compensation and incentive compensation to cash and phantom stock accounts. Individuals with such deferred accounts (including deferred directors' compensation) currently may borrow from Olin at market interest rates up to 50% of the value of their deferred phantom stock accounts and up to 100% of their deferred cash accounts. The term of the loan is selected by the individual but all loans mature at termination of employment or service as a director.

ITEM II--PROPOSAL TO APPROVE AMENDMENTS TO THE OLIN SENIOR MANAGEMENT INCENTIVE
                               COMPENSATION PLAN

  The Board of Directors proposes that, in order to comply with the requirements of the Omnibus Budget Reconciliation Act of 1993 ("Budget Act"), the shareholders approve certain amendments ("SMICP Amendments") to the Olin Senior Management Incentive Compensation Plan (the "Plan") which is administered by the Compensation Committee. The Plan provides for cash bonus awards ("Incentive Awards") to participants, who are employees selected by the Compensation Committee, the amount of which is determined by the degree to which the Company meets certain pre-determined financial targets known as performance measures. Performance measures are selected and set by the Compensation Committee for each fiscal year. The Plan currently provides for up to six different financial measures which may be utilized as performance measures in determining Incentive Awards. These six performance measures were approved by the shareholders when the Plan was adopted at the 1994 Annual Meeting of Shareholders in compliance with the Budget Act. The Compensation Committee proposes to amend the Plan to add a seventh performance measure-- namely Economic Value Added. No other modifications to the Plan are being proposed.

  The Budget Act denies the Company the tax deduction for certain compensation in excess of $1 million per year paid by the Company to certain highly compensated officers. Certain types of compensation, including compensation based on shareholder-approved performance measures, are excluded from this deduction limit. In order for compensation to qualify for this exclusion, among other things, the performance measures must be disclosed to and approved by shareholders in a separate vote prior to payment of any Incentive Award based upon the performance measure. Currently, Economic Value Added is not among the performance measures approved by shareholders under the Plan. If adopted by the shareholders, the SMICP Amendments will permit the Compensation Committee to use Economic Value Added as an additional performance measure and ensure that Incentive Awards based upon Economic Value Added would be eligible for the exclusion from the $1 million deduction limit. If the SMICP Amendments are not adopted, Economic Value Added will not be used as a performance measure for Incentive Awards under the Plan.

  On February 23, 1995, the Compensation Committee adopted the SMICP Amendments, subject to, and effective upon, the approval by shareholders at the 1995 Annual Meeting and the Board recommends that the shareholders approve the SMICP Amendments.

  The Plan is proposed to be amended as follows:

   (1) The definition of "Performance Measures" contained in Section 2 of the Plan is proposed to be amended solely to add Economic Value Added as a performance measure and to read thereby in its entirety as follows:

       "Performance Measures" shall mean for a fiscal year Pre-Tax Profit and Earnings Per Share; provided that the Committee may in lieu of, or in addition to, Pre-Tax Profit and/or Earnings Per Share designate one or more of the following as additional, alternative or substitute Performance Measures: Cash Flow, Economic Value Added, ROE, Return on Capital and RONA provided such designation would not subject any Incentive Award to Section 162(m).

   (2) The following new definition is proposed to be inserted into Section 2 of the Plan in appropriate alphabetical order:

       "Economic Value Added" means the Company's consolidated sales less its operating costs (including tax) less a capital charge based on the Company's cost of capital on assets employed in the business.

  If the SMICP Amendments are adopted by the shareholders, Economic Value Added would be available as a performance measure for 1996 Incentive Awards and not for any Incentive Awards granted prior to that time. The amount of Incentive Awards to be awarded under the Plan as a result of the SMICP Amendments becoming effective for 1996 Incentive Awards is indeterminable because Incentive Awards are based upon the Company's annual performance which has not yet occurred and because the Compensation Committee has not determined the Incentive Awards or performance measures for 1996 (subject to the maximum limit contained in the Plan). For 1994, Incentive Awards were paid to Messrs. Johnstone and Griffin, who were the only participants in 1994 in the Plan, in the amount of $520,000 and $316,000, respectively. These amounts are included in the bonus column contained in the Summary Compensation Table on page 15 of this Proxy Statement. The performance measures for the 1994 and 1995 Incentive Awards are Pre-Tax Profit and Earnings Per Share.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENTS TO
            THE OLIN SENIOR MANAGEMENT INCENTIVE COMPENSATION PLAN.

                 ITEM III--APPOINTMENT OF INDEPENDENT AUDITORS

  The Board of Directors has appointed the firm of KPMG Peat Marwick LLP as independent auditors of Olin for the year 1995. The appointment of this firm was recommended to the Board by its Audit Committee.

  The submission of this matter to shareholders at the Annual Meeting is not required by law or by the By-laws. The Board of Directors of Olin is, nevertheless, submitting it to the shareholders to ascertain their views. If this appointment is not ratified at the Annual Meeting, the Board of Directors intends to reconsider its appointment of KPMG Peat Marwick LLP as independent auditors.

  A representative of KPMG Peat Marwick LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so, and to respond to appropriate questions.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS OLIN'S INDEPENDENT AUDITORS FOR 1995.

                         ITEM IV--SHAREHOLDER PROPOSAL

  Olin has been advised that a shareholder proposal will be introduced at the Annual Meeting by Mr. William Steiner, 4 Radcliff Drive, Great Neck, New York 11024, who states that he holds 400 shares of Olin Common Stock. His proposal and statement of support follows:

  "RESOLVED, that the stockholders of the Company request that the Board of Directors take the necessary steps, in accordance with state law, to declassify the Board of Directors so that all directors are elected annually, such declassification to be effected in a manner that does not affect the unexpired terms of directors previously elected."

                              SUPPORTING STATEMENT

  "The election of directors is the primary avenue for stockholders to influence corporate governance policies and to hold management accountable for its implementation of those policies. I believe that the classification of the Board of Directors, which results in only a portion of the Board being elected annually, is not in the best interests of the Company and its stockholders.

  The Board of Directors of the Company is divided into three classes serving staggered three-year terms. I believe that the Company's classified Board of Directors maintains the incumbency of the current Board and therefore of current management, which in turn limits management's accountability to stockholders.

  The elimination of the Company's classified Board would require each new director to stand for election annually and allow stockholders an opportunity to register their views on the performance of the Board collectively and each director individually. I believe this is one of the best methods available to stockholders to insure that the Company will be managed in a manner that is in the best interests of the stockholders.

  As a founding member of the Investors Rights Association of America I believe that concerns expressed by companies with classified boards that the annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by stockholders, are unfounded. In my view, in the unlikely event that stockholders vote to replace all directors, this decision would express stockholder dissatisfaction with the incumbent directors and reflect the need for change.

                 I URGE YOUR SUPPORT, VOTE FOR THIS RESOLUTION"

                      STATEMENT OF THE BOARD OF DIRECTORS
                   IN OPPOSITION TO THIS SHAREHOLDER PROPOSAL

  At Olin's 1985 Annual Meeting of Shareholders, the shareholders approved by a 70% affirmative vote of the outstanding shares an amendment to Olin's Articles of Incorporation ("Articles") providing, among other things, that the Board be divided into three classes of directors serving staggered three-year terms. Olin's 1985 Proxy Statement contained a discussion of the reasons for the classified Board structure. The Board believes that those reasons are still valid and that a classified board continues to be in the best interest of all shareholders.

  A classified Board offers a number of advantages. The staggered election of Directors is intended to assure continuity and stability of Olin's directions and policies by assuring that the majority of the Directors at any given time will have prior experience as Directors and knowledge of Olin's businesses and strategy. This continuity is particularly important for Olin because of the cyclicality of its businesses. The continuity of leadership created by a classified board helps to create long-term value for shareholders.

  The classified Board also provides an effective balance between the desire for continuity and the need for accountability. Accountability of the Board is achieved by shareholders through their selection of responsible, experienced and respected individuals as directors and is not determined by the length of a director's term. Approximately one-third of Olin's directors squarely face the vote of the shareholders every year and the proponent of the proposal underestimates the impact on Olin of the failure of any nominee to be re-elected. Olin is not aware of any evidence to support the assertion by the proponent of this proposal that Directors elected for a three-year term are less accountable to shareholders.

  The Board believes the classified Board structure also reduces the ability of a third party to effect a sudden or surprise change in the direction of the Company without the support of the incumbent Board and thereby encourages any person who might seek to acquire control of Olin to initiate arms-length negotiations with Olin's management and Board of Directors. This gives the Board the time it would need to evaluate any proposal, study alternatives and help ensure the best result for all shareholders. Although the classified Board structure could possibly have the effect of discouraging, or delaying, certain takeover attempts, the Board believes that the statutory obligations of Directors to the shareholders and the benefits of protecting the Board's ability to negotiate fair terms for all shareholders with the proponent of an unfriendly or unsolicited takeover proposal, outweigh any perceived disadvantages of discouraging such proposals.

  Certain institutional investors, including the Teachers Insurance and Annuity Association-College Retirement Equities Fund, agree that a classified Board is in full accordance with the principles of good corporate governance, and have recognized and supported the right of a Board to organize its functions and its business in the manner it deems most efficient. A classified board structure has been adopted by many major corporations, and, in fact, approximately 285 of the Fortune 500 companies comprising the 1994 Standard & Poor's 500 Stock Price Index provide for the election of their directors in this manner.

  The Board continues to believe that a classified Board is appropriate and prudent in protecting the best interests of all shareholders. Nothing has led the Board to conclude otherwise.

  Under Virginia law, a vote in favor of this shareholder proposal is only an advisory recommendation to the Board that it take the necessary steps to amend the Articles consistent with the shareholder proposal. Virginia law requires that any amendment to the Articles to permit the annual election of directors must first be approved by the Board and then submitted to the shareholders for a vote. The Board has not approved the shareholder proposal. Any submission to the shareholders of an amendment to the Articles also requires a vote of at least a majority of the shares entitled to vote on the matter unless the Board requires a higher amount.

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THIS SHAREHOLDER PROPOSAL.

                                 MISCELLANEOUS

  Olin will pay the entire expense of this solicitation of proxies.

  Georgeson & Company Inc., New York, New York, will solicit proxies by personal interview, mail, telephone and telegraph, and will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of the Common Stock held of record by such persons. Olin will pay Georgeson & Company Inc. a fee of $10,500 covering its services and will reimburse Georgeson & Company Inc. for payments made to brokers and other nominees for their expenses in forwarding soliciting material. In addition, proxies may be solicited by personal interview, telephone and telegram by Directors, officers and employees of Olin.

SHAREHOLDER PROPOSALS

  Proposals of shareholders intended to be presented to Olin's 1996 Annual Meeting of Shareholders must be received at Olin's principal executive offices by November 15, 1995 for inclusion in Olin's proxy statement and form of proxy for that meeting. All such proposals must be in writing and addressed to the Corporate Secretary, Olin Corporation, 120 Long Ridge Road, Stamford, CT 06904.

                                          By order of the Board of Directors:

                                          Johnnie M. Jackson, Jr.
                                          Secretary

Dated: March 14, 1995

                        LOGO  PRINTED ON RECYCLED PAPER

                                                PROXY
                                OLIN CORPORATION
                     120 LONG RIDGE RD., STAMFORD, CT 06904

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        WILLIAM W. HIGGINS, DONALD W. GRIFFIN, and
      JOHN W. JOHNSTONE, JR., or any of them, with full power of substitution, are hereby appointed proxies to vote all Common Stock of the undersigned in Olin Corporation which the undersigned would be entitled to vote on all matters which may come before the Annual
      Meeting of Shareholders to be held at
      Stamford, Connecticut, on April 27, 1995, at
      10:30 a.m. and at any adjournment.

        This Proxy will be voted as directed by
      the shareholder on the items listed on the reverse side. IF NO CONTRARY DIRECTION IS
      SPECIFIED, THIS PROXY WILL BE VOTED FOR
      ITEMS 1, 2 AND 3 AND AGAINST ITEM 4. Should any nominee be unable to serve, this Proxy may be voted for a substitute selected by the Board of Directors.

      COMMENTS/ADDRESS CHANGE: PLEASE MARK BOX ON REVERSE SIDE


PLEASE COMPLETE AND SIGN THIS PROXY ON THE REVERSE SIDE, WHERE IT IS CONTINUED,
                    THEN RETURN IT IN THE ENCLOSED ENVELOPE.
- --------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------
                              FOLD AND DETACH HERE

                               [INSERT MAP HERE]

                                                              [X] Please mark
                                                                  your votes
                                                                  this way

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3
                              AND AGAINST ITEM 4.

                                 WITHHELD
                            FOR  FOR ALL
Item 1--Approval of the     [_]    [_]
        Election of the
        following nominees
        as Directors:
        William J. Alley,
        Suzanne D. Jafte,
        John W. Johnstone, Jr.,
        Jack D. Kuehler,
        William L. Read
        and Irving Shain

WITHHELD FOR: (Write that
nominee's name in the space
provided below).

- -------------------------------------
                       FOR  AGAINST ABSTAIN
Item 2--Approval of    [_]    [_]     [_]
        amendments to
        the Olin Senior
        Management Incentive
        Compensation Plan

                         FOR  AGAINST ABSTAIN
Item 3--Ratification of  [_]    [_]     [_]
        appointment of
        independent
        auditors

Item 4--Shareholder      [_]    [_]     [_]
        proposal regarding
        classified board


            WILL ATTEND MEETING [_]

     COMMENTS/ADDRESS CHANGE    [_]
     (use space on reverse side)


Signature(s) __________________________    Date _______________________________

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such

                              FOLD AND DETACH HERE

                                OLIN CORPORATION
                120 LONG RIDGE ROAD, STAMFORD, CONNECTICUT 06904


      Dear Shareholder:

      You are invited to attend our 1995 Annual
      Meeting of Shareholders at 10:30 a.m. on Thursday, April 27th at Olin's offices at
      120 Long Ridge Road, Stamford, Connecticut.

      This is your admission card. If you plan to attend, please mark the box on your proxy.
      Be sure to bring the card with you to the Meeting. On the back is a map showing how to reach our Stamford office by automobile.

                            Sincerely,

                            Johnnie M. Jackson, Jr.
                            Secretary

                       CONFIDENTIAL VOTING INSTRUCTIONS
TO THE WACHOVIA BANK OF NORTH CAROLINA, N.A. AS TRUSTEE ("TRUSTEE") UNDER THE
        OLIN CORPORATION CONTRIBUTING EMPLOYEE OWNERSHIP PLAN ("CEOP")

- -                                -






- -                                -

        I hereby instruct the Trustee to vote in person or by proxy all Common Stock and ESOP Preferred Shares of Olin Corporation ("Olin") credited to me which I am entitled to vote under the CEOP at the Annual Meeting of Shareholders of Olin to be held on April 27, 1995, and at any adjournment, (a) on the following matters, as indicated below, or if a contrary choice is not indicated, then FOR Items 1, 2, and 3 and AGAINST Item 4 and (b) on any other mater which may properly come before the meeting.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2, AND 3
                              AND AGAINST ITEM 4.


Item 1--Election of the following  FOR  WITHHELD
        as Directors:                    FOR ALL
        William J. Alley           [_]     [_]
        Suzanne D. Jaffe
        John W. Johnstone, Jr.
        Jack D. Kuehler
        William L. Read
        Irving Shain

WITHHELD FOR: (Write that nominee's name in the space provided below).

- ----------------------------------------

Item 2--Approval of amendments to    FOR  AGAINST ABSTAIN
        the Olin Senior Management   [_]    [_]     [_]
        Incentive Compensation Plan


Item 3--Ratification of appointment  FOR  AGAINST ABSTAIN
        of independent auditors      [_]    [_]     [_]


Item 4--Shareholder proposal         FOR  AGAINST ABSTAIN
        regarding classified board.  [_]    [_]     [_]

PLEASE MARK, DATE, SIGN EXACTLY AS YOUR NAME APPEARS ABOVE, AND RETURN THIS FORM IN THE ENCLOSED ENVELOPE TO THE WACHOVIA BANK of NORTH CAROLINA, N.A., EMPLOYEE BENEFIT PLANS DEPT., P.O. BOX 3099, WINSTON-SALEM, NC 27199-2212. Common Stock and ESOP Preferred Shares credited to participants' account for which no written instruction is received by the Trustee before the meeting date will be voted in the same proportion as instructed shares of that class. ESOP Preferred Shares not credited to participants' accounts will be voted by the Trustee in the same proportion as credited ESOP Preferred Shares for which the Trustee receives instructions. This form constitutes a direction to so vote.

                            GRAPHICS APPENDIX LIST

PAGE WHERE
GRAPHIC
APPEARS                 DESCRIPTION OF GRAPHIC OR CROSS REFERENCE
- --------------------------------------------------------------------------------
Front of Proxy Card     Map to Shareholders meeting
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
3-4                     Photos of nominees for Three-year terms
- --------------------------------------------------------------------------------
                        expiring in 1998:
- --------------------------------------------------------------------------------
                           John W. Johnstone, Jr.
- --------------------------------------------------------------------------------
                           Jack D. Kuehler
- --------------------------------------------------------------------------------
                           William L. Read
- --------------------------------------------------------------------------------
4                       Photo of nominee for Three-year term expiring in
- --------------------------------------------------------------------------------
                        1996: William J. Alley
- --------------------------------------------------------------------------------
4                       Photo of nominee for Three-year term expiring in
- --------------------------------------------------------------------------------
                        1997:
- --------------------------------------------------------------------------------
                           Suzanne D. Jaffe
- --------------------------------------------------------------------------------
5                       Photos of Directors whose terms continue until 1996:
- --------------------------------------------------------------------------------
                           Donald W. Griffin
- --------------------------------------------------------------------------------
                           H. William Lictenberger
- --------------------------------------------------------------------------------
                           George Jackson Ratcliffe, Jr.
- --------------------------------------------------------------------------------
6                       Photos of Directors whose terms continue
- --------------------------------------------------------------------------------
                        until 1997:
- --------------------------------------------------------------------------------
                           Robert R. Frederick
- --------------------------------------------------------------------------------
                           William W. Higgins
- --------------------------------------------------------------------------------
                           John P. Schaefer
- --------------------------------------------------------------------------------